Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARRIER ACCESS CORPORATION

Carrier Access Corporation, originally reincorporated in the State of Delaware on June 25, 1998, hereby amends and restates the Certificate of Incorporation. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation and is set forth in its entirety as follows:

FIRST: The name of this corporation is CARRIER ACCESS CORPORATION.

SECOND: The address, including street, number, city and country, of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Trust Company.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Sixty Five Million (65,000,000) shares, Sixty Million (60,000,000) shares of which shall be Common Stock, each having a par value of $0.001 (the “Common Stock”) and Five Million (5,000,000) shares of which shall be Preferred Stock, each having a par value of $0.001 (the “Preferred Stock”). The Preferred Stock shall be divided into series. The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series not designated herein shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the numbers of shares of such series.

FIFTH:

1. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

SIXTH:

1. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph 2 of this Article VI, and all rights conferred upon the stockholders herein are granted subject to this reservation.

2. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative note of the holders of any particular class or series of the voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V or VI.

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IN WITNESS WHEREOF, the Corporation has cause this Amended and Restated Certificate of Incorporation to be signed by Roger L. Koenig, its President and Chief Executive Officer, and attested to by Nancy G. Pierce, its Secretary, on this 5th day of August, 1998.

CARRIER ACCESS CORPORATION

By:	/s/ Roger L. Koenig
Roger L. Koenig
President and Chief Executive Officer

ATTEST:

/s/ Nancy G. Pierce
Nancy G. Pierce
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CARRIER ACCESS CORPORATION

A Delaware Corporation

Carrier Access Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A: The name of this Corporation is Carrier Access Corporation.

B: The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was June 25, 1998.

C: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by inserting a new paragraph 3 into Article Sixth such that Article Sixth shall read in its entirety as follows:

SIXTH:

1. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph 2 of this Article VI, and all rights conferred upon the stockholders herein are granted subject to this reservation.

2. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative note of the holders of any particular class or series of the voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V or VI.

3. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the corporation. The affirmative vote of at least a majority of the Board then in office shall be required in order for the Board to adopt, amend, alter or repeal the corporation’s Bylaws. The corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the corporation may not be amended, altered or repealed except in accordance with Article VIII of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

D: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Carrier Access Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Roger L. Koenig, its President and Chief Executive Officer, this 4th day of June, 2007.

CARRIER ACCESS CORPORATION

/s/ Roger L. Koenig
Roger L. Koenig
President and Chief Executive Officer